Exhibit 10.2

N O R T E L   N E T W O R K S
Royal Bank of Canada
Royal Bank Plaza
5th Floor, South Tower
200 Bay Street
Toronto, Ontario M5J 2W7
Commitment Advice Letter Agreement
February 1, 2006
Nortel Networks Corporation
Nortel Networks Inc.
8200 Dixie Road Suite 100
Brampton, Ontario L6T 5P6
J.P. Morgan Securities Inc.
270 Park Avenue, 5th Floor
New York, NY 10017
Ladies and Gentlemen:
We refer to the Summary of Terms attached hereto (the “Term Sheet”; capitalized terms used without definition herein have the meanings given in the Term Sheet) for Nortel Networks Inc. (the “Company”). Subject only to the Conditions (as defined below) we are pleased to commit $200,000,000 in the aggregate on a pro rata basis to the Tranche A Term Loan Facility and the Tranche B Term Loan Facility, in proportion to the aggregate respective amounts thereof.
As used above, the term “Conditions” means:
(i)	our receipt of satisfactory documentation for the Facilities; and

(ii)	our receipt of the fees from the Company separately agreed between the Company and us to the extent payable on the Closing Date.
Our commitment is made solely on behalf of our institution and does not in any way include a commitment or other arrangement from any other non-affiliated institution. Our commitment is based on our independent credit analysis of the Company and its subsidiaries, without reliance upon the Arrangers, the Company, or any of their respective affiliates or any other person, and based solely on such documents and information as we have deemed appropriate. We acknowledge that J.P. Morgan Securities Inc. reserves the right to allocate commitments at its sole discretion.
We confirm that we have not marketed or discussed this transaction in the primary or secondary markets, and will not do so without the prior written consent of J.P. Morgan Securities Inc.
For the purpose of confirming to you our sophistication and experience in extending credit to entities similar to the Company, we represent to you that we are a “qualified institutional buyer” as defined under Rule 144A under the Securities Act of 1933.
We acknowledge that we may not assign our commitment and/or Loans except (i) unless an event of default under the Facilities has occurred, with the consent of the Company (which consent shall not be unreasonably withheld) and (ii) with the consent of J.P. Morgan Securities Inc. (which consent shall not be unreasonably withheld following the syndication of the Facilities).
This letter agreement may not be amended or waived except by an instrument in writing signed by each party hereto.

N O R T E L   N E T W O R K S
This letter agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. This letter agreement shall become effective upon delivery of an executed signature page of this letter agreement by facsimile transmission to each of the parties hereto by each of the other parties hereto. Except for any other written agreement among the parties hereto relating to the subject matter hereof, this letter agreement sets forth the entire understanding of the parties hereto and supersedes any prior written or oral understandings.

N O R T E L   N E T W O R K S
This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.

Very truly yours,

ROYAL BANK OF CANADA

By:	/s/ Noel Curran Authorized Officer: Noel Curran
Title: Vice President
Lender: Royal Bank of Canada
Telephone Number: 416 842 3759

Accepted and Agreed to:

NORTEL NETWORKS CORPORATION

By:	/s/ Katharine B. Stevenson Authorized Officer: Katharine B. Stevenson
Title: Treasurer

By:	/s/ Gordon A. Davies Authorized Officer: Gordon A. Davies
Title: General Counsel — Corporate and
Corporate Secretary

NORTEL NETWORKS INC.

By:	/s/ Lynn C. Egan Authorized Officer: Lynn C. Egan
Title: Assistant Secretary

J.P. MORGAN SECURITIES INC.

By:	/s/ Bruce Borden Authorized Officer: Bruce Borden
Title: Vice President

NORTEL NETWORKS CREDIT FACILITIES
Summary of Terms and Conditions
February 1, 2006

I.	Parties

	Borrower:	Nortel Networks Inc., a Delaware corporation (the “Borrower”).

	Guarantors:	Nortel Networks Corporation (“NNC”), Nortel Networks Limited (“NNL”) and other future material subsidiaries (excluding Nortel Government Solutions Holdings Corporation and its subsidiaries) of NNC formed under the laws of the U.S. or Canada to the extent necessary so that the Borrower and the Guarantors have at least 90% of the consolidated revenues of all U.S. and Canadian subsidiaries (the “Guarantors” and together with the Borrower, the “Credit Parties”).

	Joint Lead Arrangers and Bookrunners:	J.P. Morgan Securities Inc. (“JPMorgan”) and Citigroup Global Markets Inc. (“CGMI” and together with JPMorgan, the “Arrangers”).

	Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMCB”) as sole and exclusive Administrative Agent (in such capacity, the “Administrative Agent”).

	Syndication Agent and Co-Documentation Agents:	Citigroup, as sole Syndication Agent and RBC as a Co-Documentation Agent.

	Managing Agent:	EDC.

	Lenders:	A syndicate of financial institutions, including JPMCB and an affiliate of CGMI.

II.	Facilities

	Type and Amount of Facilities:	(i) A US$850 million Tranche A Term Loan Facility (the loans thereunder, the “Tranche A Term Loans”) and (ii) a US$450 million Tranche B Term Loan Facility (the loans thereunder, the “Tranche B Term Loans” and together with the Tranche A Term Loans, the “Loans” or the “Facilities) to be documented under a single credit agreement.

	Availability:	The Facilities shall be available in a single drawing on February 14, 2006; provided that no amount of the Tranche B Term Loans may be borrowed unless the entire amount of the Tranche A

Term Loans is borrowed.

	Maturity:	February 15, 2007.

	Purpose:	The proceeds of the Loans shall be used solely to refinance the outstanding $1.275 billion aggregate principal amount of NNL’s 6.125% Notes due February 15, 2006 and to pay related fees and expenses.

III.	Security	The Tranche A Term Loans will be secured by a first priority lien on all of the U.S. and Canadian assets of the Credit Parties that can be effected through the filings of UCC statements, Canadian personal property security registrations and/or possession (including through deposit and/or control accounts or agreements) and intellectual property, in each case, subject to carve-outs, exceptions and materiality thresholds substantially the same as those contained in the U.S. and Canadian Security Agreement dated as of April 4, 2002 except as otherwise agreed between NNC and the Administrative Agent (the “Collateral”). The notes issued by NNL under the Indenture dated as of November 30, 1988 and the U.S. $750 million EDC Facility will be equally and ratably secured with the Tranche A Term Loans under the security documents.

IV.	Certain Payment Provisions

	Fees and Interest Rates:	As set forth on Annex I.

	Optional Prepayments and Commitment Reductions:	LIBOR Loans may be prepaid and commitments may be reduced by the Borrower in minimum amounts of $5 million on three business days’ notice and Base Rate Loans may be prepaid and commitments may be reduced by the Borrower in minimum amounts of $5 million on one business day’s notice.

	Mandatory Prepayments:	Mandatory prepayments of the Facilities will be required from the net proceeds of any debt or equity offering (subject to limited exceptions to be agreed) received by NNC or any of its subsidiaries or from asset sales of Collateral in excess of $250 million in the aggregate (excluding intercompany transfers between NNC and its subsidiaries and subject to exceptions for ordinary course dispositions of Collateral), provided that such mandatory prepayments shall be applied pro rata to the prepayment of all Loans.

V.	Certain Conditions

	Initial Conditions:	The availability of the Facilities shall be conditioned upon satisfaction of, among other things, the following conditions precedent (the date upon which all such conditions precedent shall be satisfied, the “Closing Date”) on or before February 14, 2006:
(a)	The Borrower and the Guarantors shall have executed and delivered satisfactory definitive financing documentation with respect to the Facilities (the “Credit Documentation”).

(b)	The Lenders, the Administrative Agent and the Arrangers shall have received all fees required to be paid, and all expenses for which invoices have been presented, on or before the Closing Date (after giving effect to the Loans and the application of proceeds thereof).

(c)	All governmental and third party approvals necessary or, in the reasonable discretion of the Arrangers, advisable in connection with the financings contemplated hereby shall have been obtained and be in full force and effect.

(d)	The Lenders shall have received such legal opinions, documents and other instruments as are customary for transactions of this type and as the Arrangers may reasonably request.

(e)	All documents and instruments (including a customary perfection certificate) required to perfect the Administrative Agent’s security interest in the Collateral for the benefit of the Lenders of the Tranche A Term Loans shall have been executed and/or delivered and be in proper form for filing, as applicable. The Administrative Agent shall have received reasonably satisfactory evidence that it has been named as additional insured and loss payee under all insurance policies relating to the Collateral.

VI.	Certain Documentation Matters
The Credit Documentation (including the security documents) shall contain representations, warranties, covenants and events of default customary for financings of this type and as set forth below or otherwise mutually agreed between the Borrower and the Arrangers, including:

	Representations and Warranties:	1. Corporate existence and power.
2. Corporate and governmental authorization; no contravention; binding effect.
3. Financial information (including material adverse change representation).
4. Absence of undisclosed litigation.

5. Compliance with laws and agreements.
6. Investment and holding company status.
7. Payment of taxes.
8. Solvency.
9. ERISA; Canadian plans.
10. Disclosure.
11. Accuracy of representations in security documents.
12. No unlawful payments.

Affirmative Covenants:	Delivery of financial statements, reports, officers’ certificates and other information reasonably requested by the Lenders; payment of other obligations; continuation of business and maintenance of existence; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; insurance; and further assurances.

Financial Covenants:	The Tranche A Term Loan Facility will have a minimum Adjusted EBITDA covenant, measured on a trailing four quarter basis and tested quarterly, commencing with the quarter ended March 31, 2006 which shall require Adjusted EBITDA for the trailing four quarter period ending on each of the dates set forth below to be at least equal to the amount set for opposite such date:

Date	Minimum LTM EBITDA

March 31, 2006	$850,000,000

June 30, 2006	$750,000,000

September 30, 2006	$850,000,000

December 31,2006	$900,000,000

In addition, total unrestricted cash and cash equivalents must at all times exceed US$1.0 billion (and the Borrower shall certify to such effect on a monthly basis).

Negative Covenants:	The Credit Documentation shall contain restrictions, subject to exceptions to be agreed, on (i) liens and (ii) the payment of dividends on, or purchases, redemptions or acquisitions of common or preferred stock; provided that any payment or distribution to holders or former holders of common stock of NNC in connection with the settlement of, or satisfaction of a judgment resulting from, any shareholder litigation or regulatory or enforcement proceeding shall not be restricted unless the making of such payment would result in a violation of the minimum cash and cash equivalents requirement set forth above. Additionally, the Borrower and the Guarantors shall be restricted from transferring any Collateral to non-guarantor subsidiaries and joint ventures (excluding ordinary course transfers and transfers of cash) if after giving effect to any such transfer, more than an amount of the Credit Parties assets to be agreed would have been so transferred.

Events of Default:	Nonpayment of principal when due; nonpayment of interest, fees or other amounts within five days of the due date; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period of 30 days); cross-default (including debt or obligations in respect of hedging agreements which are in an individual principal amount of at least $10,000,000 and an aggregate principal amount of at least $100,000,000); loss of lien perfection or priority; unenforceability of guarantees; bankruptcy events; certain ERISA/Canadian plan events; material judgments; and a change of control.

Voting:	Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding a majority of the aggregate amount of the Loans, and unused commitments under the relevant Facility, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof, (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment, (iv) release of all or substantially all of the guarantees, (v) release of all or substantially all of the collateral (which shall only require the consent of each Lender of a Tranche A Term Loan) and (vi) any waiver or amendment to the minimum Adjusted EBITDA covenant or amendment of any security document (which shall each only require the consent of the Lenders of a majority of the Tranche A Term Loans), (b) the consent of 100% of the Lenders shall be required with respect to modifications to any of the voting percentages and (c) the consent of Lenders holding a majority in aggregate principal amount of Tranche A Term Loans or Tranche B Term Loans, as applicable, voting as a class (without the consent of any other Lender) shall be required with respect to certain matters.

Assignments and Participations:	The Lenders shall be permitted to assign all or a portion of their Loans and commitments with the consent, not to be unreasonably withheld, of (a) the Borrower, unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) an Event of Default has occurred and is continuing and (b) the Administrative Agent, unless the assignee is a Lender, an affiliate of a Lender or an approved fund. In the case of partial assignments (other than to another Lender or to an affiliate of a

Lender), the minimum assignment amount shall be U.S. $1,000,000, unless otherwise agreed by the Borrower and the applicable Administrative Agent. Participants shall have the same benefits as the participating Lender with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under “Voting” above. Pledges of Loans to a Federal Reserve Bank in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Facilities only upon request.

Yield Protection:	The Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from withholding (excluding certain increased withholding taxes resulting from assignments), changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification:	The Borrower shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent and the Arrangers associated with the syndication of the Facilities and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of outside counsel) and (b) all out-of-pocket expenses of the Administrative Agent and the Lenders (including the fees, disbursements and other charges of outside counsel) in connection with the enforcement of the Credit Documentation.

The Administrative Agent, the Arrangers and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party).

Sharing of Payments:	Customary sharing of setoff provisions.

Governing Law and Forum:	State of New York.

U.S. Counsel to the Administrative Agent

and the Arrangers:	Cahill Gordon & Reindel llp.

Canadian Counsel to the Administrative Agent and the Arrangers:	Blake, Cassels, & Graydon LLP

Annex I-A
DRAFT
Annex I
Interest and Certain Fees

Interest:	At Borrower’s option, loans will bear interest based on the Base Rate or LIBOR, as described below, plus the Applicable Margin:

A. Base Rate Option

Interest will be at the Base Rate plus the Applicable Margin, calculated on the basis of the actual number of days elapsed in a year of 365 days and payable quarterly in arrears. The Base Rate is defined as the higher of the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1% and the prime commercial lending rate of JPMCB, as established from time to time.

Base Rate borrowings (“Base Rate Loans”) will require one business day’s prior notice and will be in minimum amounts to be agreed upon.

B. LIBOR Option

Interest will be determined for periods (“Interest Periods”) of one or three months (as selected by Borrower) and will be at an annual rate equal to the reserve-adjusted London Interbank Offered Rate (“LIBOR”) for the corresponding deposits of U.S. dollars, plus the Applicable Margin. LIBOR will be determined by the Administrative Agent at the start of each Interest Period and will be fixed through such period. Interest will be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for maximum statutory reserve requirements (if any).

LIBOR borrowings (“LIBOR Loans”), conversions or continuations will require three business days’ prior notice and will be in minimum amounts to be agreed upon.

“Applicable Margin” means 225 basis points in the case of Tranche A Term Loans that are LIBOR Loans (125 basis points if such Tranche A Term Loans are Base Rate Loans) and 300 basis points in the case of Tranche B Term Loans that are LIBOR Loans (200 basis points if such Tranche B Term Loans are Base Rate Loans).

Interest Payment Dates:	On the last day of each relevant Interest Period for LIBOR Loans and quarterly in arrears for Base Rate Loans.

Default Rate:	All amounts not paid when due under the Facilities shall bear interest at 2% above the rate otherwise applicable thereto.